Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of [    ], 2016 by and among Hatteras Master Fund, L.P. (the “Fund”), Hatteras Funds, LLC, a Delaware limited liability company (the “Adviser”), and Morgan Creek Capital Management, LLC, a North Carolina limited liability company (“MCCM”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Fund, an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Investment Advisory Agreement provides that the Adviser shall have the authority to engage one or more sub-advisers in connection with the management of the Fund;

WHEREAS, MCCM is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Directors (each Board member individually a “Director” and together the “Directors”) of the Fund desires to retain MCCM to render investment advisory and other services to the Fund, in the manner and on the terms hereinafter set forth; and

WHEREAS, MCCM is willing to furnish such services to the Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Fund, the Adviser and MCCM agree as follows:

1.                                      APPOINTMENT OF MCCM AS SUB-ADVISER

The Fund hereby appoints MCCM to act as an investment sub-adviser for the Fund, subject to the supervision and oversight of the Adviser and the Directors of the Fund, and in accordance with the terms and conditions of this Agreement.  MCCM will be an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Fund, the Adviser and MCCM. MCCM’s services under this Agreement are not exclusive. MCCM may provide the same or similar services to other clients.

2.                                      ACCEPTANCE OF APPOINTMENT

MCCM accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing).  MCCM will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian.

3.                                      SERVICES TO BE RENDERED BY MCCM TO THE FUND

A.                                    As an investment sub-adviser to the Fund, MCCM will be involved with all aspects of the Fund’s investment program including, without limitation, asset allocation, portfolio construction, and manager search and selection.

B.                                    As part of the services it will provide hereunder, MCCM will:

(i)                                          advise the Adviser in writing as to the recommended allocation of assets of the Fund among portfolio managers, including dates for retaining and terminating portfolio managers, and provide (quarterly during the Adviser’s and MCCM’s quarterly Core Alternatives Fund meeting (the “CA Meeting”)) to the Adviser a quarterly “Strategy Outlook” describing MCCM’s macro perspective and overview for strategy weightings in the Fund;

(ii)                                       as part of the CA Meeting, provide, document and review portfolio construction for the Fund implementing the Strategy Outlook and portfolio manager selection process as necessary (in the discretion of the Adviser);

(iii)                                     research, identify, recommend, monitor, evaluate and meet with potential portfolio managers as part of its manager due diligence responsibilities.  This process will incorporate, without limitation, and as deemed reasonably necessary in the reasonable discretion of MCCM, initial onsite review, an assessment of the performance of portfolio managers recommended by MCCM and which are managing assets of the Fund and a periodic written recommendations to the Adviser and an annual written update for all underlying funds that are not in the process of being redeemed;

(iv)                                    conduct operational due diligence as reasonably agreed upon by the Adviser and MCCM from time to time.

(v)                                      upon the mutual agreement of the Adviser and MCCM, prepare a private equity cash flow model, including a review of the current and estimated exposure level to private investments.  This review will also incorporate a review of commitment levels for the Fund’s vintage year program.  The Private Equity Cash Flow Model is to be provided, documented and reviewed during the Adviser’s and MCCM’s dedicated “Private Investment Meeting”;

(vi)                                   provide risk management oversight in a manner consistent with the risk management oversight provided to similar clients of MCCM as reasonably agreed upon by the Adviser and MCCM from time to time;

(vii)                                 upon the reasonable request of the Adviser, review and comment upon offering documents and ancillary sales materials prepared by the Adviser for the Fund;

(viii)                              provide underlying fund, strategy and manager level exposure reporting, including, without limitation, an analysis of geography, leverage, underlying fund size and other statistical exposures.  Exposure reporting must be documented and provided to the Adviser as of each quarter end, within 60 days after the quarter end;

(ix)                                   participate, at the request of the Adviser and as mutually agreed to by MCCM, in educational meetings with customers and other prospective investors in the Fund;

(x)                                      maintain such books and records as mutually deemed appropriate by MCCM and the Adviser relating to the recommendations, retention, performance and services of portfolio managers recommended by MCCM and selected by the Fund’s Investment Committee to manage the assets of the Fund; and

(xi)                              hold a quarterly financial advisor call with the Adviser.

C.                                    In furnishing services hereunder, MCCM shall be subject to, and shall perform in accordance with, the following:  (i) the Fund’s limited partnership agreement and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (ii) the currently effective registration statement of the Fund and each feeder fund as filed with the Securities and Exchange Commission (“SEC”) and delivered to MCCM; (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund; (iv) the Fund’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Directors of the Fund; and (v) the written instructions of the Adviser.  In performing the services hereunder, MCCM shall act with the same levels of care and diligence as it acts with respect to performing services for the other funds advised by it, it being understood that MCCM may provide additional and/or different services to other clients that are not provided to the Fund.  Notwithstanding the foregoing, MCCM acknowledges that no investment will be made without the affirmative vote of each of the members of the Adviser’s and MCCM’s joint investment committee (the “Investment Committee”).

D.                                    MCCM, at its expense, will furnish:  (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for MCCM to faithfully perform its duties under this Agreement; and (ii) administrative facilities and all equipment necessary for the efficient conduct of MCCM’s duties under this Agreement.

E.                                     On occasions when MCCM deems the purchase of a security to be in the best interest of the Fund as well as other clients of MCCM, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by MCCM in the manner which MCCM considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.  The Adviser agrees that MCCM and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund.  The Adviser also acknowledges that MCCM and its affiliates are fiduciaries to other entities and persons, some of which have similar investment objectives (and will hold the same or similar investments) as the Fund, and that MCCM will carry out its duties hereunder together with its duties under such relationships.  Nothing in this Agreement shall be deemed to confer upon MCCM any obligation to purchase or to recommend for purchase for the Fund any investment that MCCM, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of MCCM it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

F.                                      MCCM will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser pursuant to the Advisers Act and the rules thereunder.

4.                                      COMPENSATION OF MCCM

MCCM is entitled to receive 30% of any management fees received by the Adviser (“Management Fees”) from the Fund on the first one billion dollars of assets under management (“AUM”) of the Fund; 40% of Management Fees on the second billion dollars of AUM of the Fund; and 50% of Management Fees on AUM of the Fund over two billion dollars.  Additionally, MCCM is entitled to receive 30% of any performance allocation received by the Adviser, as the general partner of the Fund, (“Performance Allocation”) from the Fund on the first one billion dollars of AUM of the Fund; 40% of Performance Allocation on the second billion dollars of AUM of the Fund; and 50% of Performance Allocation on AUM of the Fund over two billion dollars.

5.                                      LIABILITY AND INDEMNIFICATION

A.                                    Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither MCCM nor any of its officers, directors, partners, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Fund as a result of, including but not limited to, any act or omission in the course of, or connected with, rendering services hereunder by MCCM or its Affiliates, any error of judgment or mistake of law by MCCM or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of MCCM or its Affiliates for, and MCCM shall indemnify and hold harmless the Fund, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of MCCM in the performance of any of its duties or obligations hereunder; or (ii) any untrue statement of a material fact contained in any Prospectus, SAI, Offering Memorandum, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to MCCM which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to the Adviser or the Fund by MCCM Indemnitees (as defined below) for use therein.

B.                                    Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser, the Fund and their respective Affiliates shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by MCCM as a result of, including but not limited to, any error of judgment or mistake of law by the Adviser, the Fund and their respective Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless MCCM, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “MCCM Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of MCCM Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in any Prospectus, SAI, Offering Memorandum, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to MCCM or the Fund by the Adviser Indemnitees for use therein.

6.                                      REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

A.                                    The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 of the Advisers Act and will provide MCCM with a copy of such code of ethics. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, the Chief Compliance Officer or a vice-president of the Adviser  shall certify to the Chief Compliance Officer of the Fund that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.

B.                                    The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

C.                                    The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify MCCM of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Adviser will also promptly notify MCCM if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

D.                                    The Adviser has provided the Fund and MCCM with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and ADV Part 2A and promptly will furnish a copy of all amendments to the Fund and MCCM at least annually.  Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

E.                                     The Adviser will notify the Fund and MCCM of any potential assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Adviser, in each case prior to or promptly after, such change.  The Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

F.                                      The Adviser will promptly notify the Fund and MCCM of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement.

G.                                    The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

H.                                   The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its Affiliates are a party.

7.                                      REPRESENTATIONS OF MCCM

MCCM represents, warrants and agrees that:

A.                                    MCCM is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon MCCM by applicable law and regulations.

B.                                    MCCM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify MCCM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  MCCM will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

C.                                    MCCM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, the Chief Compliance Officer or a vice-president of MCCM shall certify to the Chief Compliance Officer of the Fund that MCCM has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of MCCM’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.

D.                                    MCCM has provided the Fund and the Adviser with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and ADV Part 2A and promptly will furnish a copy of all amendments to the Fund and the Adviser at least annually.  Such amendments shall reflect all changes in MCCM’s organizational structure, professional staff or other significant developments affecting MCCM, as required by the Advisers Act.

E.                                     MCCM will notify the Fund and the Adviser of any potential assignment of this Agreement or change of control of MCCM, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of MCCM, in each case prior to or promptly after, such change.  MCCM agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

F.                                      MCCM will promptly notify the Fund and the Adviser of any financial condition that is likely to impair MCCM’s ability to fulfill its commitment under this Agreement.

G.                                    MCCM agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

H.                                   The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which MCCM or any of its Affiliates are a party.

8.                                      SUPPLEMENTAL ARRANGEMENTS

MCCM may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such MCCM hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act.  Any compensation payable to such persons shall be the sole responsibility of MCCM, and neither the Adviser nor the Fund shall have any obligations with respect thereto or otherwise arising under the Agreement.

9.                                      REGULATION

MCCM shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

10.                               RECORDS

The records relating to the services provided under this Agreement shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to MCCM such records and permit MCCM to retain such records (either in original or in duplicate form) as MCCM shall reasonably require in order to carry out its business.  In the event of the termination of this Agreement, such other records shall promptly be returned to the Fund by MCCM free from any claim or retention of rights therein, provided that MCCM may retain any such records that are required to be retained by it by law or regulation.  The Adviser and MCCM shall keep confidential any information obtained in connection with their respective duties hereunder and shall disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

11.                               DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved:  (i) by a vote of a majority of those Directors of the Fund who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities.  This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Directors provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

12.                               TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Independent Directors, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and MCCM, or by the Adviser or MCCM on sixty (60) days’ written notice to the Fund and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

13.                               AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.

14.                               ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of this Agreement made by MCCM shall result in the automatic termination of this Agreement, as provided in Section 12 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such MCCM except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

15.                               ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

16.                               HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.                               NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or to such other address as specified in a notice duly given to the other party.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Hatteras Funds, LLC 6601 Six Forks Road Suite 340 Raleigh, NC 27615 Attn: R. Lance Baker

For:	Morgan Creek Capital Management, LLC 301 West Barbee Chapel Road Suite 200 Chapel Hill, NC 27517
Attn:

18.                               SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.                               GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act.  To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.                               INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

HATTERAS FUNDS, LLC	MORGAN CREEK CAPITAL MANAGEMENT, LLC

By:	By:
Name: R. Lance Baker	Name: Mark W. Yusko
Title: Chief Financial Officer	Title: CEO & CIO

HATTERAS MASTER FUND, LP

By:
Name: R. Lance Baker
Title: Treasurer